Exhibit 99.1
Fossil Group, Inc. Establishes Office of the Chairman,
Expands Responsibilities of Key Executives

RICHARDSON, Texas - April 9, 2020 - Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today announced that the Company has established an Office of the Chairman to drive greater agility in responding to changing market conditions as well as develop Fossil Group’s long-term strategic roadmap. The Company also announced that, effective immediately, Chief Financial Officer and Treasurer Jeff Boyer has been appointed to the additional role of Chief Operating Officer and Greg McKelvey will expand his role as Executive Vice President and Chief Commercial Officer.

“I’m pleased that Jeff and Greg agreed to take on these new roles and join me as members of the Office of the Chairman,” said Kosta Kartsotis, Chairman and Chief Executive Officer. “Operating in today’s evolving and uncertain environment demands agility and forward-thinking, and by coming together as a group we can better position the Company to navigate the current climate while also positioning the business to reach its full potential over the long-term.”

Mr. Boyer, who has served as Executive Vice President, Chief Financial Officer and Treasurer since October 2017, adds the role of Chief Operating Officer to his responsibilities and will oversee the Finance, Accounting, I.T. and Operations functions at the Company. Mr. Boyer has extensive management experience having previously served on the Company’s Board of Directors from December 2007 until October 2017 and, prior to joining Fossil Group, held a number of executive level roles at consumer product and retail companies.

Mr. McKelvey joined Fossil Group in 2013 and served as Chief Strategy and Marketing Officer until March 2019 when he was appointed Executive Vice President and Chief Commercial Officer. In his expanded role as a member of the Office of the Chairman, Mr. McKelvey will oversee the Company’s European region and overall company growth strategy in addition to maintaining his current responsibilities for the Americas region, retail stores, connected devices group, strategy and analytics.

Mr. Kartsotis continued, “Both Jeff and Greg have made significant contributions to the business over the past several years. As we continue to drive the business forward, we will remain nimble and continue to act with purpose as we seek to deliver long-term value to our employees, customers, and shareholders.”

About Fossil Group, Inc.
We are a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Chaps, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning us is also available at www.fossilgroup.com.

Global Corporate Communications:
James Webb
Fossil Group
jwebb1@fossil.com

Investor Relations:
Christine Greany
The Blueshirt Group
christine@blueshirtgroup.com